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                                                                    EXHIBIT 99.1
NEWS                           SIZZLER INTERNATIONAL, INC.
BULLETIN                       6101 W. Centinela Ave., Suite 200
                               Culver City, CA 90230
                               (310) 568-0135
FROM:                          NYSE:  SZ

   FRB
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The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

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
AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
Steven Selcer                      Paul Goodson                       Marjorie Ornston                   James Hoyne
Vice President and CFO             General Information                Media Inquiries                    Investor Contact
(310) 568-0135                     (310) 442-0599                     (310) 442-0599                     (310) 442-0599
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                                                           FOR IMMEDIATE RELEASE
                                                      Wednesday, January 5, 2000

                       SIZZLER USA APPOINTS NEW PRESIDENT

                     Addition Completes New Management Team

CULVER CITY, CA - January 5, 2000 - Sizzler International, Inc. (NYSE: SZ) today announced that Thomas E. Metzger has been appointed President and Chief Executive Officer of the company's flagship Sizzler USA unit.

Commenting on his decision to join Sizzler, Mr. Metzger said, "For many years, Sizzler has been a household name throughout the Country. The opportunity to participate in the return of the Sizzler brand to a quality grill concept is very exciting. As we move forward, we will implement a number of operating efficiencies and business development strategies to further grow the concept."

"When we began this search, we established some very stringent criteria that a successful candidate would have to meet to become President of Sizzler USA", said Charles Boppell, President and CEO of Sizzler USA's parent company Sizzler International. "The most important factor in selecting Tom was his track record of building strong management teams. Tom also has demonstrated success in developing and implementing new menu items and associated operational procedures. This was important since it is the heart of Sizzler's turnaround strategy."

Metzger has over 15 years in the restaurant industry, progressing rapidly through key management and executive positions. He started his career at Wendy's International, where he rose from an entry-level position to Vice-President of Franchise Operations. At
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Cinnabon, he served as Director of Operations and later was a Partner and COO of a Cinnabon franchise organization. Metzger later served as Executive Vice-President and COO of the largest Boston Market franchisee. In 1995, Metzger was appointed President and CEO of Kenny Rogers Roasters International. Most recently Metzger was the Founder, President, and CEO of Wrapsters, Inc, an Atlanta based quick service restaurant concept.

Metzger holds a Masters of Science degree from LaSalle University in Hotel-Restaurant, and undergraduate degrees in Hotel-Restaurant and in Marketing from LaSalle University and Owens College, respectively.


About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 347 Sizzler restaurants worldwide, in addition to the 101 KFC restaurants in Queensland, Australia. Sizzler USA is the wholly-owned operating subsidiary of Sizzler International, which owns and operates or franchises 266 Sizzler restaurants in the United States.

For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ."

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